Exhibit 99.1

IMMEDIATE RELEASE

NEWS

May 5, 2004	NASDAQ-EVOL

EVOLVING SYSTEMS REPORTS FIRST QUARTER RESULTS FOR 2004

Company Achieves Seventh Consecutive Profitable Quarter

ENGLEWOOD, Colorado — Evolving Systems, Inc. (NASDAQ-EVOL), a provider of innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S., today reported financial results for its first quarter ended March 31, 2004.

The Company reported its seventh consecutive profitable quarter, with net income of $244,000, or $0.02 per basic and $0.01 per diluted share, versus net income of $3.1 million, or $0.23 per basic and $0.21 per diluted share, in the same quarter a year ago.  The decline in net income was directly attributable to lower revenue in the comparative first quarters.

Evolving Systems reported revenue of $5.8 million in the first quarter of 2004 as compared with revenue of $8.6 million in the first quarter last year.  The year-ago quarter included license fees and services revenue of $1.6 million from a large, initial Local Number Portability (LNP) product license sale.  Because the market for core LNP software is mature, large core LNP license sales have declined but the Company continues to make smaller sales of LNP software enhancements and features.  First quarter 2004 customer support revenue was down from the comparable quarter last year due to the deferral of revenue on a $4.3 million contract and to continued pricing pressures, partially offset by support revenue acquired in the CMS acquisition.  As previously announced, the deferral of revenue on the $4.3 million contract will continue to impact 2004 customer support revenue.  This contract, with a large, key customer, included specified licensed software upgrades for which the fair value could not be determined and resulted in the deferral of revenue until the specified licensed software upgrades have been delivered and accepted.  Currently, these upgrades are scheduled for acceptance in the first quarter of 2005.

Total costs of revenue and operating expenses remained stable versus the year-ago quarter.  Costs of license fees and services declined in line with lower revenue while costs of customer support and product development increased in association with the acquisition of CMS Communications.  Also of note, Evolving Systems incurred approximately $100,000 in product development expense related to start-up of its Evolving Systems India Networks (EVI) subsidiary.

Evolving Systems closed the quarter with cash and cash equivalents of $21.3 million, up from $18.0 million at year end.  The increase in cash and cash equivalents came from cash generated from operations, principally collections of contract receivables.  The Company had working capital of $14.2 million and long-term obligations that declined to $166,000.  New orders booked during the first quarter totaled $5.7 million and the Company’s backlog remained unchanged at $11.0 million, including $1.6 million in license and services, and $9.4 million in customer support.

“We are pleased to have reported a seventh consecutive profitable quarter in spite of continued sluggishness in the telecommunications sector,” said Stephen Gartside, chief executive officer.  “Our primary objectives are to control our costs while at the same time making the investments necessary to spur organic and acquisitive growth in the second half of the year.  With a strong balance sheet, a focus on growing the Company’s solutions portfolio, and the pending transition to an even lower cost offshore development capability, we remain confident in our ability to achieve sustainable, long-term growth.”

Gartside noted that startup of the Company’s newly formed Indian subsidiary remains on track with staffing having reached nearly 25 employees as of May 1.  This new development model will afford Evolving Systems flexibility and control over the development process as well as lower overall operating costs and an ability to offer customers more aggressive pricing.

“We are managing our resources and cost structure with a focus in select areas of greatest growth potential, and we are carefully using our cash for initiatives that are geared toward achieving our growth objectives,” said Gartside.  “We intend to maintain a lean operating environment that emphasizes high operating efficiencies and continue to look for ways to extend our presence in the tier one communications market by working closely with our customers.  Our recent recognition by SBC Communications as an outstanding supplier underscores our ability to meet stringent performance requirements both in terms of operating efficiencies and technical innovation.”

Gartside also announced that John Cullen, former President of CMS Communications and senior vice president of corporate development for Evolving Systems, is leaving the Company to pursue other interests.  “We appreciate John’s contributions to Evolving Systems, including the successful integration of CMS Communications, his former Company and the first example of our M&A strategy.  In the meantime, we are currently evaluating a number of prospective M&A transactions and continue to view M&A growth as an important and synergistic component of our overall growth strategy.  We are looking forward to updating investors periodically on our progress in this area.”

Outlook

Based primarily on the recent deferral of $4.3 million in revenue, Evolving Systems is revising its 2004 full-year revenue guidance from $31-$35 million to $25-$31 million.  The Company reaffirms expectations to be profitable for the full year, but will not be providing quarterly guidance.

Conference Call

Evolving Systems will conduct its year-end conference call today at 2:15 p.m. Mountain Time.

• Call 1-800-257-7087 for domestic toll free

• Call 303-262-2130 for Denver and international

• Conference I.D. number is 578152

• Telephone replay through May 19, 2004 at 800-405-2236 or 303-590-3000, passcode 587152#.

• Webcast, go to www.evolving.com.  Replay available through June 4, 2004.

About Evolving Systems

Evolving Systems, Inc. (NASDAQ: EVOL) provides innovative software solutions for operations and systems integration to many of the largest communications companies in the U.S.  The Company provides local number portability solutions, offers software products that enable carriers to comply with the FCC’s number conservation mandates intended to extend the life of the North American Numbering Plan, and offers solutions in the area of network management for monitoring and capacity planning.  The Company’s ServiceXpress™ methodology and offering is used to accelerate development and integration efforts.  Evolving Systems’ unique competence as an integration and solutions provider for both operations support systems (OSS) and network solutions positions the Company to accelerate the automation and availability of tomorrow’s services for today’s tier one carriers and application service providers.  For additional information visit www.evolving.com.

CAUTIONARY STATEMENT: This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk.  Specifically, the Company’s statements about growth, and future profitability; future business in number portability; revenue and expense projections; the Company’s M&A strategy and its impact on revenue and earnings growth; the impact of the Indian subsidiary are forward-looking statements.  Readers should not place undue reliance on these forward-looking statements, and the Company may not undertake to update these forward looking statements.  Actual results could differ materially because of many factors, such as the timing of delivery under the Company’s contracts; FCC decisions concerning number portability; internal budgeting changes of customers; unexpected costs and delays in, or failure to meet, project milestones; the impact of competition, the impact of the CMS acquisition and future M&A activities, if any; the impact of the business and economic climate in India and the Company’s ability to manage a foreign subsidiary; the impact of changes in management and the general state of the telecommunications industry.

For a more extensive discussion of the Company’s business, please refer to the Company’s Form 10-K filed with the SEC on March 24, 2004 as well as subsequently filed Form 10-Q and 8-K reports.

CONTACTS:

Investor Relations	Public Relations
Jay Pfeiffer	Johanna Erickson
Pfeiffer High Public Relations, Inc.	Ogilvy Public Relations Worldwide
303-393-7044	303-634-2609
jay@pfeifferhigh.com	johanna.erickson@ogilvypr.com

Consolidated Statements of Operations

(In thousands except per share data)

(Unaudited)

	Three months ended March 31,
	2004	2003

Revenue:
License fees and services	$3,219	$5,004
Customer support	2,547	3,587
Total revenue	5,766	8,591
Costs of revenue & operating expenses:
Costs of license fees and services, excluding depreciation and amortization	1,077	1,893
Costs of customer support, excluding depreciation and amortization	1,874	1,307
Sales and marketing	936	705
General and administrative	935	916
Product development	491	276
Depreciation and amortization	274	330
Restructuring and other expenses	—	118
Total costs of revenue and operating expenses	5,587	5,545
Income from operations	179	3,046
Other income, net	57	47
Income before income taxes	236	3,093
Benefit from income taxes	8	—
Net income	$244	$3,093
Basic income per common share	$0.02	$0.23
Diluted income per common share	$0.01	$0.21
Weighted average basic shares outstanding	15,837	13,437
Weighted average diluted shares outstanding	17,939	14,456

Consolidated Balance Sheets

(In thousands)

(Unaudited)

	March 31, 2004	December 31, 2003
ASSETS
Current assets:
Cash and cash equivalents	$21,281	$17,999
Restricted cash	100	100
Contract receivables, net of allowance of $65 and $65 at March 31, 2004 and December 31, 2003, respectively	5,042	9,292
Unbilled work-in-progress	76	622
Prepaid and other current assets	1,100	868
Total current assets	27,599	28,881
Property and equipment, net	1,873	1,579
Intangible assets, net	3,626	3,845
Goodwill	6,955	6,996
Long-term restricted cash	400	400
Total assets	$40,453	$41,701
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$29	$29
Accounts payable and accrued liabilities	2,752	3,044
Unearned revenue	10,577	11,972
Total current liabilities	13,358	15,045
Long-term obligations	166	183
Total liabilities	13,524	15,228
Stockholders’ equity:
Common stock	16	16
Accumulated other comprehensive income	2	—
Additional paid-in capital	67,552	67,342
Accumulated deficit	(40,641)	(40,885)
Total stockholders’ equity	26,929	26,473
Total liabilities and stockholders’ equity	$40,453	$41,701